Artisoft, Inc. and Subsidiaries
             EXHIBIT 11. COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                          Three Months Ended
                                                             September  30,
                                                        -----------------------
                                                         1997             1996

Net Income (loss)                                       $  238          $(3,385)
                                                        ======          =======
Weighted Average Shares:
   Common shares outstanding                            14,555           14,524

       Total weighted average shares -
           primary                                      14,555           14,524
                                                        ======           ======


Primary Net Income (loss) per common and
common equivalent share (1)                             $  .02           $ (.23)
                                                        ======           ======


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Notes:

(1) Primary and fully diluted net income (loss) per common and common equivalent share are the same
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